Exhibit 10.1

EXECUTION COPY

MASTER AGREEMENT FOR ISSUANCE OF PAYMENT INSTRUMENTS

This Master Agreement is dated 22 March 2019.

Between:

(1)	The entities listed in Schedule 2 (together the “Existing Companies” and each an “Existing Company”); and

(2)	Citibank Europe Plc, a company incorporated in Ireland (with company registration number 132781) whose registered office is at 1 North Wall Quay, Dublin 1, Republic of Ireland (the “Bank”).

It is agreed as follows:

1.	GENERAL

1.1

Facility uncommitted: Notwithstanding any other provision of any Facility Document, the Bank shall at no point (including after initially accepting or otherwise partially acting on an Application) be under any obligation to comply with any Application or otherwise issue a Payment Instrument.

1.2	Purpose: The Facility shall only be used by the Companies to request the issuance of Payment Instruments.

1.3

Interpretation: Save as otherwise provided in this Master Agreement, references to “the Company” shall be read and construed as references to the Company that has requested the issuance of the relevant Payment Instrument.

1.4

Acceding Companies: The Existing Companies will participate in these arrangements with effect from the date of this Master Agreement. Affiliated Companies may accede to this Master Agreement from time to time in accordance with clause 2.8.

1.5	Several liability: Each Company shall be severally liable to the Bank for its obligations under this Master Agreement.

2.	UTILISING THE FACILITY

2.1	Delivery of Applications: The Company may at any time deliver an Application to the Bank.

2.2

Conditions precedent to first utilisation: No Application may be delivered: (a) by an Existing Company unless the Bank has received all of the documents and evidence specified in the Facility Letter; or (b) by an Acceding Company unless the Bank has received all of the documents and evidence specified in the relevant Accession Undertaking, in each case, in a form and substance satisfactory to the Bank.

2.3

Conditions for each utilisation: Each Application must be accompanied by (a) the form of the proposed Payment Instrument (b) evidence that the Application has been signed and/or delivered to the Bank on behalf of the Company and (c) any other document, information or evidence that the Bank may require acting reasonably. Each Payment Instrument must be in a form and substance satisfactory to the Bank and in an Approved Currency. No Payment Instrument will be issued after the Issuance Cut-Off Date and no Payment Instrument will be issued with an expiry date after the Facility Expiry Date.

2.4	Bank may issue a Payment Instrument: If the conditions in the Facility Agreement have been met, the Bank may issue the Payment Instrument requested in an Application.

2.5

Correspondents: Instead of issuing a Payment Instrument itself, the Bank may arrange to have the Payment Instrument issued by a third party correspondent (including any Bank Group Member) and the Company acknowledges that the Bank will enter into a binding reimbursement, indemnity or similar obligation in favour of that correspondent which corresponds to the reimbursement obligation referred to in clause 3.3 (Reimbursement).

The Bank confirms that if requested by the Company the Bank will arrange for Payment Instructions to be issued by an NAIC Qualified Institution or an institution satisfying the requirements of any other applicable regulatory authority identified by the Company.

2.6

Facility Limit: (a) The Bank may opt not to issue a Payment Instrument if Total Outstandings (calculated as if that Payment Instrument had been issued) would exceed the Facility Limit on the proposed Issue Date. (b) If at any time the Bank determines that Total Outstandings exceed the Facility Limit, the Company shall within five Business Days after being given notice by the Bank Prepay one or more Payment Instruments (or part thereof) so that such excess is eliminated. (c) For the purpose of this clause 2.6 only the amount of Total Outstandings shall be reduced by any Cash Cover provided as part of a Prepayment referred to in paragraph (b) above.

2.7	Evergreen Payment Instruments

(a)

In relation to an Evergreen Payment Instrument, the Issuing Bank is not obliged to issue a non-renewal notice to any beneficiary unless, by close of business on the date falling 30 days before the last day on which such a non-renewal notice is permitted to be delivered under the terms of that Evergreen Payment Instrument, a non-renewal request is received by the Bank in writing from the Company.

(b)

Notwithstanding any provision of this clause 2.7, the Bank may procure that a non-renewal notice is given by the relevant Issuing Bank in relation to any Evergreen Payment Instrument. The Bank shall notify the Company as soon as reasonably practicable following the giving of such a non-renewal notice.

2.8	Accession of Affiliated Companies

(a)	At any time after the date of this Master Agreement an Affiliated Company may become a Company. An Affiliated Company shall become a Company if:

(i)	it has been approved by the Bank, it being agreed that at such time as Tokio Millennium Re (UK) Limited[1] become affiliates of the Company they shall be deemed approved by the Bank;

(ii)	it has delivered to the Bank a duly completed and executed Accession Undertaking; and

(iii)	it has complied with the conditions precedent set out in Schedule 1 of the Facility Letter or the Bank has waived any such requirement in writing.

(b)

As from the date of execution of the Accession Undertaking by the Affiliated Company and the Bank, the Acceding Party (as defined in the Accession Undertaking) shall become a party to this Master Agreement and the relevant Facility Documents (as specified in the Accession Undertaking) as a Company.

(c)

Each Company confirms that it consents to the Affiliated Company becoming party to this Master Agreement and any Facility Documents from time to time and that its respective obligations under each Facility Document to which it is party shall continue in full force and effect notwithstanding the accession of an Affiliated Company as a Company in accordance with this clause 2.8.

3.	PAYMENTS BY THE COMPANY

3.1	Claims

(a)

In relation to each Payment Instrument, the Company irrevocably and unconditionally authorises the Issuing Bank to pay any Claim made (or purported or appearing to be made) under that Payment Instrument.

(b)

In relation to each Payment Instrument which is not issued by the Bank, the Company irrevocably and unconditionally authorises the Bank to pay the relevant Issuing Bank a sum equal to any payment made by that Issuing Bank under paragraph (a) above.

(c)	The Company irrevocably and unconditionally agrees that:

(i)

any payment which the Issuing Bank makes in accordance with or apparently or purporting to be in accordance with any Claim, Payment Instrument or related document shall be binding on and accepted by the Company, and shall be conclusive evidence that the Issuing Bank was liable to make that payment, save in respect of the negligence, wilful misconduct or fraud of the Bank or Issuing Bank;

(ii)	it shall not be a defence to a claim by the Bank against the Company under clause 3.3 (Reimbursement) that the Issuing Bank could or should have resisted or disputed any Claim; and

(iii)	without prejudice to any other provision of the Facility Agreement:

(1)	any Claim shall be deemed valid for the purposes of the Facility Agreement even if the person making that Claim does not have the requisite authority;

(2)	any Claim shall be deemed valid for the purposes of the Facility Agreement which appears on its face to be compliant or otherwise in order; and

(3)

if a Payment Instrument specifies that a Claim must be accompanied by any document or documents, then that document shall be deemed for the purposes of the Facility Agreement to be authentic and in compliance with the terms of that Payment Instrument and that Claim which appears on its face to be compliant or otherwise in order.

3.2

Set-off: Clauses 3.1 (Claims) and 3.3 (Reimbursement) shall apply notwithstanding that the Issuing Bank may decide to make the relevant payment by exercising a set-off or other similar right that it may have against any beneficiary or other person.

3.3

Reimbursement: (a) The Company shall reimburse the Bank within three (3) Business Days of being notified in full any amount paid by the Bank in any of the circumstances contemplated by clause 3.1 (Claims). This reimbursement obligation shall arise promptly upon any Issuing Bank making the payment. The Bank will notify the Company as soon as reasonably practicable that a Claim has been disbursed. (b) The reimbursement obligation of the Company set out in paragraph (a) above shall be an overriding and unconditional one, and shall not be affected by any other matter, including the existence of any dispute, claim or set-off right existing between the Company and any other person.

For the avoidance of doubt, the Company shall not have a reimbursement obligation under this Agreement or any Facility Document to any entity other than the Bank.

3.4	No investigation by the Bank: The Company acknowledges that the Issuing Bank:

(a)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim;

(b)	deals in documents and/or demands only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person;

(c)	may make a payment as contemplated by clause 3.1(a) (Claims) (and that the Bank may make a payment as contemplated by clause 3.1(b) (Claims)) without:

(i)	any reference to or further authority, confirmation or verification from the Company or any other person;

(ii)	enquiry as to the justification, validity, completeness, authenticity or accuracy of the relevant Claim or any accompanying or related document; or

(iii)	requiring proof that any amount or compliance the subject of that Claim is or was due,

even if the Company or any other person may dispute the validity of that Claim or the making of that payment or (if required or permitted under applicable law and/or governing rules) that Claim is made after the stated expiry date (if any) of the relevant Payment Instrument or any related document.

For the avoidance of doubt, the foregoing shall not obviate the need for the Bank and any Issuing Bank to act without negligence, wilful misconduct or fraud.

3.5	Obligations of the Company unaffected: The obligations of the Company under this Clause 3 will not be affected by:

(a)	the sufficiency, accuracy or genuineness of any Claim or any other document; or

(b)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

3.6

UCP or ISP: In relation to each Payment Instrument which specifies Market Standard Rules, the provisions of the relevant Market Standard Rules shall apply as between the Parties, save to the extent there is any inconsistency between the Facility Agreement and those Market Standard Rules, as between the Parties the Facility Agreement shall take precedent.

3.7

Indemnity: The Company shall on demand at any time indemnify, and hold harmless, the Bank, each Correspondent and each officer, employee, representative and agent of the Bank or such Correspondent (each an “Indemnified Person”) against any and all Losses whatsoever suffered or incurred by that Indemnified Person howsoever arising (otherwise than by reason of the Indemnified Person’s negligence, fraud or wilful misconduct) out of, or in relation to:

(a)	any Payment Instrument;

(b)	the Facility Agreement; and/or

(c)	the provision of the Facility,

including as a result of any introduction of or any change in (or the interpretation, administration or application of) law or regulation which leads to a redenomination or other change in the currency, value of the currency, timing, place or manner of payment of the Issuing Bank’s payment obligations under a Payment Instrument; provided, that this clause 3.7 shall not apply to Taxes.

3.8	Fees: In relation to each Payment Instrument, the Company shall pay the Bank each Fee in the amount at the times agreed in the Fee Letter.

3.9

Default interest: (a) If the Company does not pay any amount payable by it under a Facility Document on its due date, interest shall accrue on a daily basis on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the Default Interest Rate, save that any default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the times and in the manner as may be determined by the Bank but will remain immediately due and payable. (b) Any interest accruing under this clause 3.9 shall be immediately payable by the Company on demand by the Bank.

4.	PREPAYMENTS

4.1

Illegality: If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by the Facility Agreement, the Bank may notify the Company, and upon such notification the Company shall Prepay all Payment Instruments and pay and repay all other sums due under the Facility Documents within three Business Days or on such later date the Bank may specify.

4.2

Illegality in relation to a Payment Instrument: If it becomes unlawful for the Bank to issue or maintain a Payment Instrument, then (a) the Bank may notify the Company (b) upon such notification the Company shall use its best endeavours to procure the prompt release of the relevant Payment Instrument and (c) (without prejudice to paragraph (b) above) Prepay that Payment Instrument.

4.3

Change of Control: If there is a Change of Control, the Company shall promptly notify the Bank upon becoming aware of that event and, if the Bank so notifies the Company, the Company shall Prepay all Payment Instruments and pay and repay all other sums due under the Facility Documents within three Business Days or on such later date the Bank may specify.

4.4	Time and manner of Prepayments: No Prepayment of all or any part of a Payment Instrument may be made except at the times and in the manner expressly provided for in the Facility Agreement.

5.	COSTS AND EXPENSES; CURRENCY INDEMNITY

5.1

Transaction expenses: Each Company shall, within three Business Days of demand, pay to the Bank an amount equal to any costs or expenses (including legal fees) reasonably incurred by the Bank in connection with the negotiation, preparation, printing, execution, registration and perfection of (a) the Facility Agreement, any document referred to in the Facility Agreement and the Facility Security and (b) any other Facility Documents executed after the date of this Master Agreement.

5.2

Amendment costs: If a Company requests an amendment, waiver or consent, that Company shall, within three Business Days of demand, pay to the Bank an amount equal to any costs or expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement.

5.3

Enforcement and preservation costs: Each Company shall, within three Business Days of demand, pay to the Bank an amount equal to any costs or expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Facility Document and the Facility Security and any proceedings instituted by or against the Bank as a consequence of taking or holding the Facility Security or enforcing these rights in respect of the relevant Company.

5.4	Currency indemnity:

(a)

If any sum due from a Company under the Facility Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Company; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the relevant Company shall as an independent obligation, within three Business Days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between the rate of exchange used to convert that Sum from the First Currency into the Second Currency and the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Company waives any right it may have in any jurisdiction to pay any amount under the Facility Documents in a currency or currency unit other than that in which it is expressed to be payable.

6.	TAX; INCREASED COSTS

6.1

Tax gross-up: (a) Each Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. (b) Each Company shall promptly upon becoming aware it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly and, similarly, the Bank shall notify the Company if the Bank receives a notification from a government body that a withholding tax arises on a payment made to the Bank. (c) If a Tax Deduction is required by law to be made by a Company, other than with respect to an Excluded Tax, the amount of the payment due from that Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. (d) If a Company is required to make a Tax Deduction, that Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. (e) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Company shall deliver to the Bank evidence reasonably satisfactory to the Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

6.2	Tax indemnity

(a)

Each Company shall (within five Business Days of demand by the Bank) pay to the Bank an amount equal to any loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of a Facility Document in respect of the relevant Company.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Bank:

(1)	under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which the Bank’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 6.1 (Tax gross-up);

(iii)	with respect to any Excluded Taxes; or

(iv)	with respect to a FATCA Deduction required to be made by a Party.

6.3	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige the Bank to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might constitute a breach of any law or regulation.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Facility Agreement (and payments under it) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If the Company is resident for tax purposes in the US or some or all of whose payments under the Facility Agreement are from sources within the US for US federal income tax purposes, or the Bank reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Bank shall, within ten Business Days of the date of this Agreement supply to the Company:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Borrower may require to certify or establish the status of the Bank under FATCA or that other law or regulation.

(f)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Company by the Bank pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, the Bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company unless it is unlawful for the Bank to do so (in which case the Bank shall promptly notify the Company).

6.4	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

6.5

Stamp taxes: Each Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any cost, loss or liability the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document to which that Company is party except to the extent the cost, liability or loss relates to a transfer, or assignment by the Bank of any of its rights under the Facility Agreement.

6.6

VAT: All amounts expressed to be payable by a Company under any Facility Document shall be deemed to be exclusive of any value added tax, goods and services tax or similar tax, and if any such tax is or becomes chargeable on any supply made by to a Company under any Facility Document, that Company shall pay to the Bank (in addition to the consideration for such supply) an amount equal to the amount of such tax.

6.7

Increased costs: Subject to clause 0 (Exceptions) each Company shall, within three Business Days of a demand by the Bank, pay the Bank the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement in respect of the relevant Company and is attributable to the Bank having entered into any Facility Document or funding or performing its obligations under any Payment Instrument.

In the event the Bank wishes to make a claim under clause 6.7, it shall promptly notify the Company of the event giving rise to the claim and, promptly after a demand by the Company, provide confirmation of the amount of Increased Costs.

Exceptions: Clause 6.7 (Increased costs) does not apply to the extent any Increased Cost is (a) attributable to a Tax Deduction required by law to be made by the relevant Company, (b) compensated for by clause 6.2 (Tax indemnity) (or would have been compensated for under clause 6.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 6.2(b) (Tax indemnity) applied), (c) incurred by the Bank or any of its Affiliates as a result of the wilful breach of, or fraud in relation to, any law or regulation by the Bank or any of its Affiliates or (d) attributable to an Excluded Tax or to a FATCA Deduction required to be made by a Party.

7.	REPRESENTATIONS

7.1

General: (a) The Company makes the representations and warranties set out in this Clause 7 to the Bank. (b) The Company makes the representations and warranties set out in clauses 7.2 (Status), 7.7 (Insolvency), 7.9(b) (No Default), 7.10 (No proceedings pending or threatened) and 7.11 (No breach of laws) to the Bank in relation to each Group Member as if references in such representations and warranties to “Company” refer to that Group Member. References in this Clause 7 to “the Company” mean each Company party to this Master Agreement.

7.2

Status: The Company is either an exempted companies limited by shares, corporation (Aktiengesellschaft) or a limited liability company (as applicable for the relevant jurisdiction of incorporation), duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted.

7.3

Binding obligations: The obligations expressed to be assumed by the Company in each Facility Document to which it is a party are legal, valid, binding and enforceable obligations and (without limiting the generality of this clause 7.3), each Security Document to which the Company is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

7.4

Non-conflict with other obligations: The entry into and performance by the Company of, and the transactions contemplated by, the Facility Documents and the granting of the Facility Security do not and will not conflict with (a) any law or regulation applicable to it (b) its constitutional documents or (c) any agreement or instrument binding upon it or any of its assets, to the extent such conflict would reasonably be likely to have a Material Adverse Effect.

7.5

Power and authority: The Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each Facility Document to which it is or will be a party and the transactions contemplated by that Facility Document.

7.6	Authorisations: The Company is in compliance with its obligations under clause 9.2 (Authorisations).

7.7

Insolvency: No corporate action, legal proceeding or other procedure or step described in clause 10.3(f) (Insolvency proceedings) has been taken or, to the knowledge of the Company, threatened in relation to the Company, and none of the circumstances described in clause 10.3(e) (Insolvency) applies to the Company.

7.8

No filing or stamp taxes: Under the laws of the Company’s jurisdiction of incorporation or any other relevant jurisdictions, it is not necessary that any Facility Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to any Facility Document or the transactions contemplated by the Facility Documents save as may have been disclosed in writing by the Company to the Bank prior to the date of the Facility Letter.

7.9

No default: (a) No Event of Default is continuing or might reasonably be expected to result from the issue of any Payment Instrument. (b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on the Company or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

7.10

No proceedings pending or threatened: (a) No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the Company’s reasonable knowledge and belief) been started or threatened against the Company. (b) The Company does not have any knowledge of any pending or threatened injunction or other interlocutory proceeding affecting any Facility Document.

7.11	No breach of laws: The Company has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

7.12

Security: No Security Interest exists over all or any Facility Document or any Secured Asset save for any interest created under any Facility Document. The Company is the legal and beneficial owner of each Secured Asset and that it has the unrestricted right to grant a first ranking Security Interest to the Bank over any such Secured Asset (and where consent of any person is required such consent has been obtained).

7.13

Times when representations made: (a) All the representations and warranties in this Clause 7 are made by the Company on the date of this Master Agreement and on the date which the Company counter-signs the Facility Letter. (b) The Repeating Representations are deemed to be made by the Company on the date each Application is delivered to the Bank and on each Issue Date. (c) Each representation or warranty deemed to be made after the date of this Master Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

8.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 8 remain in force from the date of this Master Agreement for so long as any Payment Instrument is outstanding or the Facility remains in place. References in this Clause 8 to “the Company” means each Company party to this Master Agreement.

8.1

Financial statements: (a) The Company shall deliver to the Bank as soon as they are available but in any event (i) within 180 days of the end of each of its financial years the audited consolidated financial statements for the Group for that financial year and (ii) within 90 days of the end of each of its first three financial quarters the unaudited consolidated management accounts for the Group for that financial quarter, (b) Each audited financial statements delivered under this clause 8.1 shall be certified by the auditors, (c) The Company shall ensure that any financial statements delivered to the Bank shall be prepared in accordance with GAAP.

8.2

Information: miscellaneous: The Company shall supply to the Bank (a) promptly upon becoming aware of them, the reasonable details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect and (b) promptly upon request such information as the Bank may reasonably request regarding (i) the financial condition, assets and operations of the Company and the Parent and (ii) any Secured Asset for the purposes of providing the services contemplated under the Facility Documents.

8.3

Notification of default: (a) The Company shall notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence. (b) Promptly upon a request by the Bank, the Company shall supply to the Bank a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

8.4

“Know your customer” checks: The Company shall promptly provide the Bank with any information reasonably requested from time to time by the Bank for the carrying out of any necessary “know your customer” or similar checks arising under all applicable laws and regulations pursuant to the transactions contemplated by the Facility Documents.

9.	GENERAL UNDERTAKINGS

(a) The undertakings in this Clause 9 remain in force from the date of this Master Agreement for so long as any Payment Instrument is outstanding or the Facility remains in place. (b) The Company shall ensure that each Group Member complies with the following clauses as if references to “Company” were to that Group Member: clause 9.2 (Authorisations) and 9.3 (Compliance with laws). References in this Clause 9 to “the Company” means each Company party to this Master Agreement.

9.2	Authorisations: The Company shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Bank of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to (i) enable it to perform its obligations under the Facility Documents (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Facility Document and (iii) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

9.3

Compliance with laws: The Company shall comply in all respects with all (a) laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect and (b) foreign exchange control, asset control or other trade related laws or regulations applicable to any aspect of the Facility.

9.4

Merger: The Company shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction to the extent such circumstance would reasonably be expected to have a Material Adverse Effect.

9.5

Change of business: The Company shall procure that no substantial change is made to the general nature of its business from that carried on by the Company pursuant to its constitutional documents, provided that the foregoing shall not prevent it from engaging in any business that is reasonably related, similar or ancillary to its business.

9.6

Pari passu ranking: The Company shall ensure that at all times any unsecured and unsubordinated claims of the Bank against it under the Facility Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

10.	ACCELERATION

10.1	Cash Cover:

(a)

Notwithstanding clause 10.2(c) (Acceleration) and subject to paragraph (b) below, the Bank may require the Company to provide Cash Cover in relation to all or any part of a Payment Instrument’s Outstanding Value if the Rating of the Parent and the Relevant Company is downgraded below “A-“ (or its equivalent) by any one of AM Best, Standard & Poors and Moody’s (a “Ratings Downgrade”).

(b)	The Bank may only request Cash Cover in accordance with paragraph (a) above:

i.	following the date falling five (5) Business Days after a “Ratings Downgrade”; and

ii.	if the Rating of the Parent and the Relevant Company remains below “A-” (or its equivalent) by any one of AM Best, Standard & Poors and Moody’s at such time.

(c)	The Company shall provide Cash Cover in relation to all or any part of a Payment Instrument’s Outstanding Value within five (5) Business Days of a request in accordance with this clause 10.1.

For the purposes of this clause 10.1:

“Rating” means:

(i)	the financial strength rating of the Parent or the Relevant Company (as applicable) to the extent such entity has a financial strength rating, or

(ii)	the issuer credit rating of the Parent or the Relevant Company (as applicable) to the extent such entity does not have an issuer credit rating.

“Relevant Company” means the relevant Company which has requested the issuance of the applicable Payment Instrument.

10.2

Acceleration: On and at any time after the occurrence of an Event of Default which is continuing the Bank may by notice to the Company (a) declare that all amounts accrued or outstanding under the Facility Documents be immediately due and payable, at which time they shall become immediately due and payable (b) declare that all or part of any such amounts be payable on demand, at which time they shall immediately become payable on demand by the Bank (c) require the Company to Prepay all or any part of a Payment Instrument, at which time the Company shall immediately so Prepay (d) exercise any or all of its rights, remedies, powers or discretions under any Facility Document and/or (e) enforce or preserve any Facility Security.

10.3

Events of default: (i) Each of the events or circumstances set out in this clause 10.3 is an Event of Default. (ii) Each of the events or circumstances set out paragraphs (d) (Cross-default), (e) (Insolvency) and (f) (Insolvency proceedings) below is an Event of Default where references to “Company” are deemed to be to each Group Member:

(a)

Non-payment: The Company does not pay on the due date any amount payable pursuant to a Facility Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error, or a disruption to any external payments system, and in each case payment is made within three Business Days of its due date.

(b)

Other obligations: (1) The Company does not comply with any provision of the Facility Documents (other than those referred to in paragraph (a) (Non-payment) above). (2) No Event of Default under this paragraph (b) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (aa) the Bank giving notice to the Company and (bb) the Company becoming aware of the failure to comply.

(c)

Misrepresentation: Any representation or statement made or deemed to be made by the Company in the Facility Documents or any other document delivered by or on behalf of the Company under or in connection with any Facility Document is or proves to have been incorrect or misleading when made or deemed to be made in any material respect, unless such matter is able to be remedied and is so remedied within 20 Business Days of the earlier of the Company becoming aware of such matter or after notice received thereof from the Bank.

(d)

Cross default: (1) Any Financial Indebtedness of the Company (aa) is not paid when due (bb) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) or (cc) any creditor of the Company becomes entitled to declare any Financial Indebtedness of the Company due and payable prior to its specified maturity as a result of an event of default (however described). (2) No Event of Default will occur under this paragraph (d) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (1) above is less than US$100,000,000 (or its equivalent in any other currency or currencies). No Event of Default will occur under this section if the event or circumstances described therein are capable of remedy and are remedied within: (i) 3 Business Days (where the relevant event or circumstance arises as a result of a payment default); or (ii) 20 Business Days (where the relevant event or circumstance arises as a result of a non-payment default).

(e)

Insolvency: (1) The Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. (2) A moratorium is declared in respect of any indebtedness of the Company.

(f)	Insolvency proceedings: Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets; or

(iv)	enforcement of any Security Interest over any assets of the Company,

or any analogous procedure or step is taken in any jurisdiction. This paragraph (f) shall not apply to any winding-up petition which is discharged, stayed or dismissed within 60 days of commencement.

(g)

Unlawfulness and invalidity: (1) It is or becomes unlawful for the Company to perform any of its obligations under any Facility Document. (2) Any obligation or obligations of the Company under any Facility Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Bank under the Facility Documents. (3) Any Facility Document ceases to be in full force and effect or is alleged by a party to it (other than the Bank) to be ineffective.

(h)	Material adverse change: Any event or circumstance occurs which has had a Material Adverse Effect.

11.	CHANGES TO PARTIES

11.1	Assignments and transfers by the Bank: The Bank may without the consent of, or notice being given to, any Company:

(a)	assign any of its rights;

(b)	sub-participate; and/or

(c)	transfer by novation any of its rights and obligations,

under any Facility Document to an Affiliate or branch of the Bank, save that written notice of any action contemplated under clause 11.1(c) shall be provided to the Company as soon as reasonably practicable if any action would be required of the Company resulting from such circumstances. If such assignment, transfer or other disposal is to a party other than a branch or Affiliate of the Bank, the prior written consent of the Company will be required, such consent not to be unreasonably withheld or delayed.

11.2

Provisions Relating to Regulatory Credit: The Bank confirms that it or an Affiliate or branch through which it may issue any Payment Instruments is, as of the date of this Master Agreement, an NAIC Qualified Institution.

11.3

Assignment and transfers by the Companies: No Company shall assign, or grant Security or a trust over or in, any of its rights, or transfer any of its rights or obligations, under any Facility Document, unless prior written consent is provided by the Bank.

12.	DISCLOSURE OF TRANSACTION INFORMATION

In relation to any duty of confidentiality which the Bank may owe to any Company as a matter of contract, law, regulation or otherwise, but without implying any wider duty of confidentiality, the Bank may disclose any Transaction Information as the Bank shall consider appropriate acting reasonably, subject to the Bank exercising reasonable efforts to ensure that all Transaction Information shall be protected by such party with security measures and a degree of care that the Bank would apply to its own confidential information to (a) any Affiliate of the Bank or any officer, director, employee, professional adviser, auditor, partner or representative of the Bank or of any Affiliate of the Bank (b) any person to (or through) whom the Bank sub-participates, assigns or transfers (or may potentially sub-participate (whether directly or indirectly), assign or transfer) all or any of its rights and/or obligations under any Facility Document and to any of that person’s Affiliates, directors, employees, professional advisers, auditors, partners or representatives (c) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or otherwise in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes (d) any person appointed by the Bank for the provision of administration, settlement or back-office services in respect of any Facility Document (e) whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.

13.	SET-OFF AND DEBIT INSTRUCTION

13.1

Set-off: If an Event of Default has occurred and is continuing, the Bank may without notice to the Company set off any indebtedness or obligation due and owing from the Company to the Bank arising under, or in relation to, any Facility Document against any indebtedness or obligation owed by the Bank to the Company arising under, or in relation to, any agreement, transaction or matter (including an obligation under any Facility Document), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at the Spot Rate. The Bank agrees to notify the Company promptly after any such set-off but the failure to provide such notice will not affect the validity of such set-off.

13.2

Debit authority to the Bank: Each Company irrevocably and unconditionally authorises the Bank at any time without notice to debit any account held in that Company’s name with the Bank for an amount equal to any indebtedness or obligation of that Company referred to in clause 13.1 (Set-off) and the Bank shall apply such monies towards payment of any such indebtedness or obligation.

13.3

Debit authority to the Bank Group: Each Company irrevocably and unconditionally authorises any Bank Group Member upon being instructed to do so at any time by the Bank to debit any account held in that Company’s name with that Bank Group Member for an amount equal to any indebtedness or obligation of that Company referred to in clause 13.1 (Set-off) and following receipt of such an instruction from the Bank that Bank Group Member shall promptly debit that account for that amount and pay such amount to the Bank (without any reference to or further authority from that Company and without any enquiry as to the justification for the instruction or the validity of the same), and the Bank shall apply such monies towards payment of any indebtedness or obligation of that Company referred to in clause 13.1 (Set-off). Any such Bank Group Member is authorised to disclose any information in relation to any such account to the Bank at the Bank’s request.

13.4

No deductions by the Company: All payments to be made by any Company under any Facility Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

14.	NOTICES

All notices, requests and demands given or made under any Facility Document shall be given or made in writing and unless otherwise stated shall be made by electronic mail, fax or letter to the mailing address or fax number given for these purposes by each Party below their signatures or in an Accession Undertaking, as applicable, or any substitute mailing address or fax as the Party may notify to the other from time to time in writing with at least five Business Days’ prior notice. Any notice given under or in connection with any Facility Document must be in English.

14.1	Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognised overnight courier service or certified or registered mail.

15.	MISCELLANEOUS

15.1

Accounts: The Bank shall maintain accounts evidencing the amounts owed to it (or any Finance Party or Bank Group Member) by the Company and amounts it owes to the Company in accordance with its usual practices. In any litigation or arbitration proceedings arising out of or in connection with a Facility Document, the entries made in the accounts maintained by the Bank are prima facie evidence of the matters to which they relate.

15.2

Certificates and determinations: Any certification or determination by the Bank of a rate or amount under any Facility Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

15.3

Currency of account: (a) Subject to paragraphs (b) and (c) below, the Base Currency shall be the currency of account and payment for any sum due by the Company to the Bank under any Facility Document. (b) Each payment under clause 3.3 (Reimbursement) shall be made in the currency in which the corresponding payment was made by the relevant Issuing Bank or, at the option of the Bank, in the Base Currency in an amount equal to the Base Currency Equivalent of such payment. (c) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which they are incurred. (d) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

15.4	Notional foreign exchange conversions: If the Bank needs notionally to convert a sum denominated in one currency into another currency, it shall do so using the Spot Rate.

15.5

Day count convention: Any interest, commission or fee accruing under a Facility Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

15.6

Business Days: Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

15.7	No fiduciary duties: Nothing in this Master Agreement constitutes the Bank as a trustee or fiduciary of any other person.

15.8

Entire agreement: This Master Agreement and the Facility Documents constitutes the entire agreement, and supersedes any previous agreement, between the Parties relating to the subject matter of this Master Agreement, save as may be expressly amended by any applicable Facility Letter.

15.9

Conduct of business by the Bank: No provision of the Facility Documents will (a) interfere with the right of the Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit, (b) oblige the Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim, or (c) oblige the Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.10

Partial invalidity: If, at any time, any provision of the Facility Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

15.11

Remedies and waivers: (a) No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Facility Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. (b) The rights and remedies provided in the Facility Documents are cumulative and not exclusive of any rights or remedies provided by law.

15.12	Amendments: Amendments to any Facility Document shall be effective only if made in writing and signed by all Parties.

15.13

Counterparts: Any Facility Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Facility Document.

15.14

Further assurance: Each Company shall at its own cost do or procure to be done each and every act or thing and execute and procure the execution of each and every document which the Bank may from time to time reasonably require to be done or executed in relation to any Facility Document, the Facility and/or any Payment Instrument.

15.15

Bank acting through other offices: The Bank may fulfil any obligation or exercise any right under any Facility Document through any of its offices or branches wherever they are located in the world. The Bank will remain liable for the performance of obligations hereunder by such other institutions. For the avoidance of doubt, the Company shall discharge all of its obligations under any Facility Document towards the Bank only and shall not owe any obligation or have any liability under any Facility Document to any other institution including to any Affiliate of the Bank or to any Bank Group Member (other than the Bank or an assignee or transferee of the Bank pursuant to clause 11.1), including, but not limited to, any reimbursement obligations contemplated under clause 3.3 (Reimbursement) or Clause 15 (Notices).

15.16	Notwithstanding any other terms of the Facility Documents, each Company shall not be responsible for the liabilities or obligations owed by any other Company.

16.	GOVERNING LAW

The Master Agreement and non-contractual obligations arising out of or in connection with it are governed by English law. Unless otherwise indicated in any Facility Document, that Facility Document and non-contractual obligations arising out of or in connection with it are governed by English law.

17.	ENFORCEMENT

17.1

Jurisdiction of English courts: The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Master Agreement (including a dispute relating to the existence, validity or termination of the Master Agreement or any non-contractual obligation arising out of or in connection with the Master Agreement) (a “Dispute”). Unless otherwise indicated in any Facility Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with that Facility Document (including a dispute relating to the existence, validity or termination of that Facility Document or any non-contractual obligation arising out of or in connection with that Facility Document) (a “Dispute”). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. This clause 17.1 is for the benefit of the Bank only and as a result, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

17.2

Service of process: Without prejudice to any other mode of service allowed under any relevant law, each Company incorporated outside of England and Wales (a) irrevocably appoints Tokio Millennium Re AG, UK Branch—18th Floor, 125 Old Broad Street, London EC2N 1AR, UK – attention SVP, Assistant General Counsel as its agent for service of process in relation to any proceedings before the English courts in connection with any Facility Document and (b) agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.

18.	DATA PROTECTION

18.1

Compliance with law: Each Party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Master Agreement. Without limiting the foregoing, the Company warrants that: (i) any personal data that it provides to the Bank has been processed fairly and lawfully, is accurate and is relevant for the purposes for which it is provided to the Bank; (ii) it shall provide notice to, and shall seek consent from (and promptly upon the Bank’s request shall provide evidence to the Bank of having provided such notices and/or obtained such consents), data subjects regarding the Bank’s processing of their personal data in accordance with any instructions of the Bank from time to time; and (iii) pursuant to clause (ii) it will provide data subjects with a copy of the relevant TTS EEA Privacy Statement accessible at https://www.citibank.com/tts/sa/tts-privacy-statements/index.html (or such other URL or statement as the Bank may notify to the Company from time to time).

18.2

Mutual cooperation: Each Party will promptly notify, and reasonably cooperate with and provide information to, the other Party in respect of any data subject requests, communications from supervisory authorities, or material security incidents relating to the processing of personal data under this Master Agreement, in each case to the extent reasonably necessary to enable the other Party to meet its obligations to data subjects and/or supervisory authorities.

18.3

Definitions: The terms ‘personal data’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.

This MASTER AGREEMENT has been entered into and will take effect on the date stated at the beginning of this Master Agreement.

Schedule 1

Definitions and interpretation

1.	DEFINITIONS

In this Master Agreement:

“Acceding Company” means the Affiliated Company that accedes to this Master Agreement in accordance with clause 2.8.

“Accession Undertaking” means an undertaking of accession substantially in the form set out in Schedule 3.

“Account Charge” means an agreement (with governing law appropriate to the location of the subject matter thereof) entered into by the Company in favour of the Bank pursuant to which security over any Cash Cover is created as security for, amongst other things, the Secured Liabilities.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Affiliated Company” means any company which is directly or indirectly controlled by or under common control of an Existing Company.

“Application” means an application form signed by the Company addressed to the Bank requesting the issuance of a Payment Instrument, such application form to be in a form and substance satisfactory to the Bank and which must in any case identify that it is being delivered pursuant to the Facility Letter.

“Approved Currencies” is specified in the Facility Letter.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Bank Group” means the Bank and all its Affiliates for the time being, and “Bank Group Member” means any member of the Bank Group.

“Base Currency” is as specified in the Facility Letter.

“Base Currency Equivalent” means, in relation to a sum denominated in a currency other than the Base Currency, the Base Currency amount of such sum notionally converted at the Spot Rate.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin, London, Hamilton, Bermuda and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

“Change in Control” shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 51% or more of the combined voting power of the Parent’s then outstanding securities; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Parent was approved by a vote of the directors of the Parent then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office.

“Claim” means any claim, drawing or demand made or purported to be made by a beneficiary under a Payment Instrument which appears on its face to be in order or otherwise compliant with the terms of that Payment Instrument.

“Code” means the US Internal Revenue Code of 1986.

“Company” means (as the context requires) any relevant Existing Company or any Acceding Company.

“Controlling Party” is as may be defined in the Facility Letter.

“Correspondent” means, in relation to a Payment Instrument, a third party correspondent referred to in clause 2.5 (Correspondents), which has issued or, as the context requires, it is proposed will issue that Payment Instrument at the request of the Bank, subject always to (i) the Company providing prior written consent, such consent not to be unreasonably withheld, where the Bank intends to utilize a Correspondent which is not a Bank Group Member, and (ii) any such Correspondents being properly authorized to issue Payment Instruments.

“Default” means an Event of Default or any event or circumstance specified in clause 10.3 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Facility Documents or any combination of any of the foregoing) be an Event of Default.

“Default Interest” means interest on any sum due to the Bank which is not paid on its due date and shall be calculated and administered in accordance with clause 3.9 (Default interest).

“Default Interest Rate” means, at any time, 1% per annum above the prevailing three month LIBOR as assessed against a notional US$1,000,000 as determined by the Bank.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under any Facility Document or Payment Instrument:

(i)

Taxes imposed on or measured by net income (however denominated), and franchise Taxes, of the jurisdiction (or any political subdivision thereof) under the Laws of which a Finance Party or Bank Group Member is organized, in which its principal office is located or from which it is transacting;

(ii)	any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (i);

(iii)

Taxes imposed as a result of a present or former connection between such Finance Party or Bank Group Member and the jurisdiction imposing such Tax (other than connections arising solely from such Finance Party or Bank Group Member having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Payment Instrument or Facility Document, or sold or assigned an interest in any Payment Instrument or Facility Document);

(iv)

any Tax attributable to the failure of any Finance Party or Bank Group Member to provide properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company to determine (a) whether or not payments made by the Company hereunder or under any other Facility Document or Payment Instrument are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, (c) such Finance Party’s or Bank Group Member’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Finance Party or Bank Group Member by the Company pursuant to a Facility Document or Payment Instrument, and/or (d) such Finance Party’s or Bank Group Member’s status for withholding Tax purposes in the applicable jurisdictions; and

(v)	any withholding Taxes imposed under FATCA.

“Event of Default” means any event or circumstance specified as such in clause 10.3 (Events of Default).

“Evergreen Payment Instrument” means a Payment Instrument which contains a provision automatically extending its expiry unless the Issuing Bank issues a notice to the beneficiary(ies) that the Issuing Bank does not wish to so extend that Payment Instrument.

“Facility” means the Payment Instrument issuance facility made available by the Bank to the Company pursuant to the terms of the Facility Agreement.

“Facility Agreement” means the agreement comprising the Facility Letter and this Master Agreement.

“Facility Document” means (a) the Facility Letter (b) this Master Agreement (c) the Fee Letter (d) any Application (e) any Security Document (f) the Guarantee (g) each Accession Undertaking or (h) any other document designated as such from time to time by the Parties.

“Facility Expiry Date” is as defined in the Facility Letter.

“Facility Letter” means the facility letter signed by the Bank addressed, and counter-signed by, the Existing Companies which incorporates this Master Agreement.

“Facility Limit” is as defined in the Facility Letter.

“Facility Security” means the Security Interests created or expressed to be created in favour of the Bank pursuant to the Security Documents.

“FATCA” means (a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Facility Document required by FATCA.

“FATCA Exempt Party” means a person that is entitled to receive payments free from any FATCA Deduction.

“Fee” means any charge, commission, interest or other fee of any kind which may be specified in the Fee Letter.

“Fee Letter” means any fee letter addressed by the Bank to the Existing Companies which relates to the Facility Letter.

“Finance Party” means the Bank and any Correspondent which issues a Payment Instrument.

“Financial Indebtedness” means any indebtedness incurred for or in respect of (a) moneys borrowed (b) any transaction or arrangement that has the commercial effect of a borrowing and (c) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (b) above.

“GAAP” means generally accepted accounting principles in the jurisdiction of incorporation of the Company.

“Group” means each Existing Company and its Subsidiaries for the time being and “Group Member” means any member of the Group.

“Guarantee” means the guarantee issued by on the Guarantor in connection with the Facility.

“Guarantor” means the Parent.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Increased Cost” means:

(a)	a reduction in the rate of return from the Facility or on the overall capital of the Bank or any of its Affiliates;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under the Facility,

which is incurred or suffered by the Bank or any of its Affiliates to the extent that it is attributable to the Bank funding or performing its obligations under the Facility.

“ISP” means the ICC International Standby Practices in force as at 1 January 1998 (ICC publication number 590) as may be amended, reissued or replaced from time to time.

“Issuance Cut-Off Date” is as defined in the Facility Letter.

“Issuing Bank” means, in relation to a Payment Instrument, the Bank or, as the case may be, the Correspondent which issues that Payment Instrument.

“Issue Date” means, in relation to a Payment Instrument, the proposed date of issue of that Payment Instrument or, as the context requires, the date on which that Payment Instrument was issued.

“Losses” means any or all costs, expenses (including legal expenses), losses, claims, damages or other liabilities of whatsoever nature and whensoever arising (including any direct, indirect or consequential losses, loss of profit, loss of goodwill and loss of reputation), whether or not they were foreseeable or likely to occur.

“Market Standard Rules” means, in relation to a Payment Instrument, ISP or UCP if incorporated in that Payment Instrument.

“Material Adverse Effect” means the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which has or could reasonably be expected to have a material adverse effect on (a) the assets, business, financial condition or operations of the Company and its Subsidiaries taken as a whole; (b) the ability of the Company to perform any of its payment or other material obligations under any of the Facility Documents; or (c) the legality, validity, binding effect or enforceability against the Company of any Facility Document that by its terms purports to bind the Company.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC-Qualified Institution” means, at any time, an issuer of Payment Instructions listed on the “NAIC List of Qualified U.S. Financial Institutions” maintained by the NAIC at such time and acting through the legal entity so listed.

“Outstanding Value” means, at any time in relation to any Payment Instrument, the maximum actual and contingent liability of the Bank at that time under or in relation to that Payment Instrument, as determined by the Bank.

“Parent” means RenaissanceRe Holdings Ltd., a Bermuda company.

“Party” means the Company or the Bank.

“Payment Instrument” means a guarantee, indemnity, bond, undertaking, standby letter of credit or similar instrument issued, or (as the case may be) to be issued, pursuant to an Application by the Bank in favour of one or more beneficiaries, such instrument to be in a form and substance satisfactory to the Bank.

“Repeating Representations” means each of the representations set out in Clause 7 (Representations).

“Secured Assets means any asset of the Company which from time to time is, or is expressed or intended to be, the subject of any Facility Security.

“Secured Liabilities” means all present and future indebtedness and liabilities due, owing or incurred by the Company to the Bank from time to time under or in connection with any Facility Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently or whether as principal, surety or otherwise).

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means (a) any Account Charge (b) any document or instrument required to be executed or delivered pursuant to any Security Document (including any notice of charge, any acknowledgment of notice of charge or any account control agreement) (c) any other document evidencing any Security Interest held by the Bank as security, amongst other things, for the discharge of any Secured Liability or (d) any other document designated as such from time to time by the Parties.

“Spot Rate” means the spot rate of exchange, as the Bank may determine, for the purchase of the relevant currency with the another currency in the London foreign exchange market at or about 11am on a particular day.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006, and for this purpose if any shares are held by way of security, the person providing that security shall be treated as the member of the relevant company unless and until that security is realised, notwithstanding that the beneficiary of that security (or a nominee of that beneficiary) may be registered as a member of the relevant company.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Facility Document.

“Total Outstandings” means at any time the aggregate Outstanding Value of all Payment Instruments (with any such liability not denominated in the Base Currency being notionally converted at that time by the Bank into the Base Currency), as determined by the Bank.

“Transaction Information” means all information relating to the Company, the Group, any Facility Document or the Facility of which the Bank becomes aware in its capacity as provider of the Facility or which is received by the Bank in relation to any Facility Document or the Facility from any Group Member or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public information other than as a direct or indirect result of any breach by the Bank of Clause 12 (Disclosure of Transaction Information) (b) is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers or (c) is known by the Bank before the date the information is disclosed to it in accordance with the foregoing or is lawfully obtained by the Bank after that date.

“UCP” means the ICC Uniform Customs and Practice for Documentary Credits 2007 Revision (ICC publication number 600) as may be amended, reissued or replaced from time to time.

2.	INTERPRETATION

2.1	Unless a contrary indication appears, a reference in the Facility Agreement to:

(a)	a “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	a “Facility Document” or any other agreement or instrument is a reference to that Facility Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(c)

if any Payment Instrument is at any time increased in amount, extended in time, renewed (in part or in full) or amended in any other way, the provisions of the Facility Agreement shall apply to that Payment Instrument as so increased, extended, renewed or amended;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(f)	a provision of law is a reference to that provision as amended or re-enacted;

(g)	a gender includes all other genders, and the singular includes plural and vice versa;

(h)

“the Bank may” or “the Issuing Bank may” do something (or words with a similar meaning) means that the Bank or the Issuing Bank may decide in its absolute discretion whether or not to do that thing (without the need to give notice to, or obtain consent of, the Company);

(i)	when something is specified to occur:

(i)	“after” a certain date or day, it shall be taken to refer to “after (but not including)” that date or day; and

(ii)	“before” a certain date or day, it shall be taken to refer to “before (but not including)” that date or day; and

(j)

“including” shall not be interpreted narrowly but shall be interpreted to mean “including (but not limited to)” or “including without prejudice to the foregoing”, and “include” and “included” shall be interpreted accordingly; and

(k)	a time of day is a reference to Dublin time and “close of business” shall mean 5pm Dublin time on the relevant day.

2.2	Clause and schedule headings are for ease of reference only.

2.3

A Default (other than an Event of Default) is “continuing” if it has not been waived by the Bank or remedied to the satisfaction of the Bank, and an Event of Default is “continuing” if it has not been waived by the Bank.

2.4	Meaning of Prepaying: The Company “Prepaying” a Payment Instrument means:

(a)	the Company providing Cash Cover in a sum equal to the Outstanding Value of that Payment Instrument;

(b)	the maximum amount payable under that Payment Instrument being reduced or cancelled in accordance with its terms; and/or

(c)	the Bank being satisfied that it has no further liability under or in relation to that Payment Instrument,

and the amount by which Payment Instrument is repaid under paragraphs (a) and (b) above is the amount of the relevant Cash Cover or reduction/cancellation.

2.5

Meaning of Cash Cover: The Company providing “Cash Cover” for a Payment Instrument means the Company paying an amount in the currency of that Payment Instrument to an account in the name of the Company held with a Bank Group Member nominated by the Bank and the following conditions being met (a) until no actual or contingent liability of the Bank exists under or in relation to that Payment Instrument, withdrawals from the account may only be made to pay the Bank amounts due and payable to it under the Facility Agreement in respect of that Payment Instrument and (b) the Company has executed an Account Charge over that account and the cash held in it, in form and substance satisfactory to the Bank, creating a first ranking security interest over that account in favour of the Bank, and all legal and other formalities in relation to such Account Charge have been carried out to the satisfaction of the Bank.

2.6

Third party rights: (a) Any Indemnified Person has the right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any indemnities or similar in this Master Agreement which refer to Indemnified Persons. (b) Any Bank Group Member has the right under the Third Parties Act to enforce or enjoy the benefit of the authorisation contained in, and the other provisions of, clause 13.3 (Debit authority to the Bank Group). (c) Unless expressly provided to the contrary in a Facility Document, a person who is not a Party has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Master Agreement. (d) Notwithstanding any term of any Facility Document, the consent of any person who is not a Party is not required to rescind or vary this Master Agreement at any time.

Schedule 2

The Existing Companies

(1)	Renaissance Reinsurance Ltd, a company incorporated in Bermuda (with company registration number 18386) whose registered office is at Renaissance House, 12 E Broadway, HM 19, Bermuda;

(2)	RenaissanceRe Speciality U.S. Ltd, a company incorporated in Bermuda (with company registration number 47409) whose registered office is at Renaissance House, 12 E Broadway, HM 19, Bermuda;

(3)

Renaissance Reinsurance U.S. Inc., a company incorporated in the State of Maryland (with Department ID Number D04271870) whose registered office is at CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202, USA; and

(4)

Tokio Millenium Re AG (to be renamed RenaissanceRe Europe AG on or about the date hereof), a company incorporated in Switzerland (with company registration number CHE-204.370.626) whose registered office is at 6th Floor, Beethovenstrasse 33, CH-8002 Zurich.

Schedule 3

Form of Accession Undertaking

This Accession Undertaking is dated [***]

Between

(1)	Citibank Europe plc, a company incorporated in Ireland (with company registration number 132781) whose registered office is at 1 North Wall Quay, Dublin 1, Republic of Ireland (the “Bank”); and

(2)	[***insert name***], [insert appropriate company details e.g. registered number, registered office etc.] (the “Acceding Party”).

1.	Whereas

2.

(A)

Renaissance Reinsurance Ltd, RenaissanceRe Specialty U.S. Ltd Renaissance Reinsurance U.S. Inc., and [Tokio Millennium Re AG (to be renamed RenaissanceRe Europe AG on or about the date hereof)] (the “Existing Companies”) and the Bank have entered into a master agreement for issuance of payment instruments dated [***] (the “Master Agreement”).

(B)	The Acceding Party is willing to accede to the Master Agreement and certain other Facility Documents and the Companies (as defined in the Master Agreement) have consented to such accession.

It is agreed:

1.

We refer to the Master Agreement. This is an Accession Undertaking. Terms defined in the Master Agreement have the same meaning in this Accession Undertaking unless given a different meaning in this Accession Undertaking.

2.

Pursuant to clause 2.8 of the Master Agreement, the Bank and the Acceding Party agree that from the date of this Accession Undertaking the Acceding Party accedes and becomes a party to each of the Master Agreement, the Facility Letter and the Fee Letter and becomes bound by the terms of and derives rights under each of the Master Agreement, the Facility Letter and the Fee Letter as a Company.

3.	For the purposes of clause 2.2 of the Master Agreement, the documents and evidence to be received by the Bank are:

each of the documents and evidence set out in Schedule 1 to the Facility Letter, but with each reference to the Existing Company being the Acceding Company;

(e)	confirmation from the Guarantor that the Guarantee shall extend to the obligations of the Acceding Company under the Facility Documents;

[● other?]; and

such other documents and other evidence as the Bank may reasonably require prior to the date of issuance of the first Payment Instrument in respect of the Acceding Company.

4.	The Acceding Party’s notice and administrative details are as follows:

Address: [***]

Fax No: [***]

Telephone: [***]

Attention: [***]

5.	As from the date of this Accession Undertaking, each of the Master Agreement and this Accession Undertaking shall be read and construed as one document.

6.	The Acceding Party confirms:

(a)	its knowledge and acceptance of the Master Agreement, the Facility Letter and the Fee Letter; and

(b)

each of the Master Agreement, Facility Letter and Fee Letter will remain in full force and effect and will continue to constitute its legal, valid and binding obligations enforceable in accordance with their terms.

7.	This Accession Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.

The provisions of clause 17.1 of the Master Agreement shall be incorporated into this Accession Undertaking as if set out in full in this Accession Undertaking and as if references in that clause to the “Master Agreement” are references to this Accession Undertaking.

EXECUTED by [Acceding Company] acting by: Name: Title: and Name: Title:	) ) ) ) ) ) (Sign) ) ) ) ) ) ) ) (Sign) )

In its capacity as the Bank

EXECUTED by Citibank Europe Plc acting by: Name: Title: and Name: Title:	) ) ) ) ) ) (Sign) ) ) ) ) ) ) ) (Sign) )

SIGNATURE PAGES

Each Existing Company
EXECUTED by Renaissance Reinsurance Ltd. acting by: Name: Aditya Dutt Title: Senior Vice President & Treasurer	(Sign) /s/ Aditya Dutt

Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address: Contact details: Address: Attention: Telephone: Fax:	Bermuda 18386 Renaissance House, 12 E Broadway, HM 19, Bermuda Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda Aditya Dutt (441) 295 4513 (441) 296 5037

EXECUTED by RenaissanceRe Specialty U.S. Ltd. acting by: Name: Aditya Dutt Title: Senior Vice President & Treasurer	(Sign) /s/ Aditya Dutt

Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address: Contact details: Address: Attention: Telephone: Fax:	Bermuda 47409 Renaissance House, 12 E Broadway, HM 19, Bermuda Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda Aditya Dutt (441) 295 4513 (441) 296 5037

EXECUTED by Renaissance Reinsurance U.S. Inc. acting by: Name: James Conway Title: Senior Vice President, General Counsel & Secretary	(Sign) /s/ James Conway

Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address: Contact details: Address: Attention: Telephone: Fax:

Maryland, USA

D04271870 (Department ID Number)

CSC-Lawyers Incorporating Service Company

7 St. Paul Street, Suite 820, Baltimore, MD 21202, USA

140 Broadway, Suite 4200, New York, NY, 10005, USA

General Counsel, US

+1 212 238 9600

+1 212 619 4092

EXECUTED by Tokio Millennium Re AG (to be renamed RenaissanceRe Europe AG on or about the date hereof) acting by: Name: Aditya Dutt Title: Authorized Person	(Sign) Aditya Dutt

Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address: Contact details: Address: Attention: Telephone: Fax:	Switzerland CHE-204.370.626 6th Floor, Beethovenstrasse 33, CH-8002 Zurich 6th Floor, Beethovenstrasse 33, CH-8002 Zurich, Switzerland James Willsher +41 43 283 6034 +41 43 283 6099

In its capacity as the Bank
EXECUTED by Citibank Europe Plc acting by: Name: Title: and Name: Title:	) ) ) ) ) ) (Sign) /s/ Niall Tuckey ) ) ) ) ) ) ) (Sign) )

Corporate details: Jurisdiction of incorporation: Company registration number: Registered office address: Contact details: Address: Attention: Telephone: Fax:	Ireland 132781 1 North Wall Quay, Dublin 1, Republic of Ireland 1 North Wall Quay, Dublin 1, Republic of Ireland Insurance Letter of Credit Department +353 1 622 5570 +353 1 247 6389